Exhibit 5.1

December 10, 2024

Canopy Growth Corporation

1 Hershey Drive

Smiths Falls, Ontario

K7A 0A8 Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-3

We have acted as counsel to Canopy Growth Corporation, a corporation incorporated under the federal laws of Canada (the “Company”), in connection with certain matters of law relating to the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an aggregate 7,631,637 common shares in the capital of the Company (the “Shares”), covered by the Company’s registration statement on Form S-3 (File No. 333-279949) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 5, 2024 and the Company’s related prospectus supplement, dated December 10, 2024, filed with the Commission pursuant to Rule 424(b)(7) on December 10, 2024 (the “Prospectus Supplement”).

7,631,637 Shares were issued on December 9, 2024 comprised of (i) 5,118,426 Shares (the “TRA Shares”) issued on December 9, 2024 pursuant to the Third Amendment to Tax Receivable Agreement (the “TRA Amendment”), dated as of October 24, 2022, by and among the Company, Canopy USA, LLC, Acreage Holdings America, Inc., High Street Capital Partners, LLC (“HSCP”) and certain members of HSCP; and (ii) 1,315,553 Shares (the “Put Shares”) and up to 1,197,658 Shares (the “Put Warrant Shares”) are issuable upon the due exercise of warrants of the Company (the “Put Warrants”) issued on December 9, 2024 to satisfy an outstanding put liability that was assigned to the Company in connection with agreements dated December 9, 2024 between the Company and each of the investors thereto (the “Put Agreements”). Each Put Warrant is exercisable for one common share of the Company at an exercise price of US$3.66 per common share, and is exercisable for a period that commenced on December 9, 2024 and will end on June 6, 2029. This opinion letter is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Securities Act.

1.	EXAMINATIONS AND INVESTIGATIONS

Documents. We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	a certificate of compliance (the “Certificate of Compliance”) dated December 9, 2024 issued for the Company under the Canada Business Corporations Act (the “CBCA”), a copy of which we have delivered to you;

(b)	the articles of the Company;

(c)	the by-laws of the Company;

(d)	certain resolutions of the Company’s board of directors relating to the authorization, issuance and reservation of the Shares;

(e)	a certificate, dated the date of this opinion, of an officer of the Company (the “Officer’s Certificate”), including copies of each of the items in paragraphs (b), (c), and (d) above, a copy of which we have delivered to you;

(f)	the TRA Amendment;

(g)	the share issuance agreement dated October 24, 2022 between 11065220 Canada Inc. (“11065220”), a wholly owned subsidiary of the Company, and Canopy USA (the “TRA 11065220 Agreement”) in connection with the Shares issued pursuant to the TRA Amendment;

(h)	the share issuance agreement dated December 9, 2024 between the Company and 11065220 (the “TRA Share Issuance Agreement”) with respect to certain of the Shares issued pursuant to the TRA Amendment;

(i)	the Put Agreements;

(j)	the share issuance agreement dated December 9, 2024 between 11065220 and Canopy USA (the “Put 11065220 Agreement”) in connection with the Shares issued pursuant to the Put Agreements;

(k)	the share issuance agreement dated December 9, 2024 between the Company and 11065220 (the “Put Share Issuance Agreement”) with respect to certain of the Shares issued pursuant to the Put Agreements;

(l)	the certificates representing the Put Warrants (together with the TRA Amendment, the TRA 11065220 Agreement, the TRA Share Issuance Agreement, the Put Agreements, the Put 11065220 Agreement, the Put Share Issuance Agreement, the “Transaction Documents”); and

(m)	the Registration Statement and the Prospectus Supplement.

Minute Books. Except for the corporate records forming part of the Officer’s Certificate and such other corporate records as we deemed necessary, we have not reviewed the minute books of the Company.

2.	ASSUMPTIONS

(a)	Authenticity. We have assumed: (i) the legal capacity of all individuals signing documents; (ii) the genuineness of all signatures; (iii) the authenticity and completeness of all documents submitted to us as originals; (iv) the conformity to authentic original documents of all documents submitted to us as copies, and (v) the continuing accuracy of the Certificate of Compliance as of the date of this opinion as if issued on that date.

(b)	Enforceability, etc., of the Transaction Documents executed by others. We have assumed that: (i) each party to the Transaction Documents other than the Company: (A) is existing under the laws of its jurisdiction of formation, as applicable; (B) has the requisite power and capacity to carry on business, own properties and assets, and execute, deliver, and perform its obligations under that Transaction Document and to carry out the transactions contemplated under that Transaction Document; (C) has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, that Transaction Document; and (D) has duly executed and delivered that Transaction Document; (ii) the exercise, by each party other than the Company, of its rights and the performance of its obligations under each Transaction Document is not contrary to its constating documents or governing legislation; (iii) each Transaction Document constitutes a legal, valid, and binding obligation of each party to it other than the Company, enforceable against that party in accordance with its terms; (iv) the representations and warranties of each party to each Transaction Document other than the Company are true and correct and accurate in all respects; and (v) to the extent that any of the Transaction Documents are to be performed in any jurisdiction other than the Provinces (as defined below), such performance will not be illegal under the laws of that jurisdiction.

(c)	Public records. We have assumed the completeness, accuracy, and currency of: (i) the indices and filing systems maintained at the public offices where we searched or made inquiries; (ii) all documents supplied or otherwise conveyed to us by public officials; and (iii) all facts set out in those documents and in official public records.

(d)	Trading restrictions. We have assumed that, at the time of any distribution of or trade in securities of the Company referred to in this opinion, no order, ruling, or decision granted by a securities commission, court of competent jurisdiction, or regulatory or administrative body having jurisdiction is in effect that would: (i) restrict any distribution of or trade in those securities; or (ii) affect any person or company who engaged in any such distribution or trade (including, without limitation, any cease trade orders).

3.	RELIANCE

(a)	Matters of fact in the Officer’s Certificate. We have relied solely upon the Officer’s Certificate as to the matters of fact set out in such certificate, without independently verifying those facts.

(b)	Company Status. In expressing the opinion in section 5(a), we have relied and our opinion is based solely upon the Certificate of Compliance and the Officer’s Certificate.

4.	LAWS ADDRESSED

The opinions we express are limited to the laws of the Provinces of Ontario, British Columbia and Alberta (together, the “Provinces”) and the federal laws of Canada applicable in the Provinces. For the purposes of this opinion, the term “Securities Laws” means the Securities Act (Ontario), together with the regulations and rules made under that act, the Securities Act (British Columbia), together with the regulations, rules, and forms made under that act and the blanket rulings and orders issued by the British Columbia Securities Commission and the Securities Act (Alberta), together with the regulations and rules under that act and the blanket rulings and orders issued by the Alberta Securities Commission.

We are solicitors qualified to carry on the practice of law in the Provinces only, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Provinces and the federal laws of Canada applicable therein. The opinions herein are limited to the laws of the Provinces and the federal laws of Canada applicable therein in effect as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws after the date hereof.

5.	OPINIONS

Based upon and subject to the foregoing and subject to the qualifications expressed below, we are of the opinion that:

(a)	The Company is a corporation existing under the CBCA.

(b)	The issuance of the TRA Shares and the Put Shares has been duly authorized and the TRA Shares and the Put Shares are validly issued as fully-paid and non-assessable common shares in the capital of the Company.

(c)	The issuance of the Put Warrant Shares has been duly authorized and will be validly issued as fully-paid and non-assessable common shares upon the due exercise of the Put Warrants, including payment of the exercise price therefor.

6.	USE OF OPINION

This opinion letter is rendered solely in connection with the registration of the Shares for resale by the selling shareholders set forth in the Prospectus Supplement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof, which will be incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP